Exhibit 3.13

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is: DURATEK, INC.

2. The registered office of the Corporation within the State of Delaware is hereby changed to: 160 Greentree Drive, Suite 101, City of Dover, 19904, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on September 14, 2006.

/s/ Paul J. Hagan
Paul J. Hagan, Assistant Secretary

State of Delaware Secretary of State Division of Corporations Delivered 06:56 PM 09/18/2006 FILED 06:43 PM 09/18/2006 SRV 060860021 - 0949543 FILE

State of Delaware Secretary of State Division of Corporations Delivered 01:41 PM 06/07/2006 FILED 01:38 PM 06/07/2006 SRV 060550013 - 0949543 FILE

CERTIFICATE OF MERGER

MERGING

DRAGON MERGER CORPORATION

(a Delaware corporation)

WITH AND INTO

DURATEK, INC.

(a Delaware corporation)

* * * * * * * *

June 7, 2006

Pursuant to Section 251 of the

Delaware General Corporation Law

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation, Duratek, Inc., a Delaware corporation (“Duratek”), does hereby certify the following information relating to the merger (the “Merger”) of Dragon Merger Corporation, a Delaware corporation (“Merger Sub”), with and into Duratek.

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger is as follows:

Name	State of Incorporation
Duratek, Inc.	Delaware
Dragon Merger Corporation	Delaware

SECOND: An Agreement and Plan of Merger, dated as of February 6, 2006 (the “Merger Agreement”), among Duratek, Merger Sub and Energy Solutions LLC, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the surviving corporation of the Merger is “Duratek, Inc.” (the “Surviving Corporation”).

FOURTH: The Restated Certificate of Incorporation of Duratek, Inc., as amended, in effect immediately prior to the effective time of the Merger, shall be amended and restated in its entirety in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The fully executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 10100 Old Columbia Rd, Columbia, MD 21044.

SEVENTH: A copy of the fully executed Merger Agreement will be famished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

* * * * *

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on the date first written above.

DURATEK, INC.

By:	/s/ Robert E. Prince
Name: Robert E. Prince Title: President and Chief Executive Officer

(SIGNATURE PAGE TO MERGER CERTIFICATE)

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DURATEK, INC.

FIRST: The name of the corporation is Duratek, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as from time to time amended.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 100, par value $0.01 per share, designated Common Stock.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and the bylaws of the Corporation.

SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware General Corporation Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Furthermore, notwithstanding the foregoing provision, in the event that the Delaware General Corporation Law is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall increase the personal liability of any director of the Corporation for any act or occurrence

1

taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was or has agreed to be a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement or incurred by such person in connection with such action, suit, claim or proceeding (including the investigation, preparation to defend or defense thereof), and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Section (b) of Article SEVENTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

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CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DURATEK, INC.

DURATEK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock (the “Convertible Preferred Stock”) of the Corporation, declaring said amendment to be advisable and to be considered at a meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, which is made a part of the Corporation’s Certificate of Incorporation, be amended by deleting paragraph (b) of Article III in its entirety and replacing it with the following:

(b) On any matter on which the holders of Convertible Preferred Stock vote as a class, they shall be entitled to one vote for each share held, and on matters, other than the election of directors, unless Delaware law or this Certificate of Designations requires approval by a higher percentage, the matter shall be determined by a majority of the votes cast.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting, including adjournments thereof, said amendment was approved by the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock and Common Stock, voting together as a single class, in accordance with the General Corporation Law: of the State of Delaware and the Corporation’s Certificate of Incorporation.

THIRD: The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

State of Delaware Secretary of State Division of Corporations Delivered 02:39 PM 05/24/2004 FILED 02:23 PM 05/24/2004 SRV 040381238 - 0949543 FILE

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert E, Prince, the President and Chief Executive Officer of the Corporation, on this 12th day of May, 2004.

/s/ Robert E. Prince
Robert E. Prince
President and CEO

State of Delaware Secretary of State Division of Corporations Delivered 11:57 AM 12/17/2003 FILED 11:46 AM 12/17/2003 SRV 030813299 - 0949543 FILE

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

DURATEK, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

I, Robert F. Shawver, Executive Vice President and Chief Financial Officer of Duratek, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on December 10, 2003 adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as Series B Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board”) in accordance with the provisions of its Amended and Restated Certificate of Incorporation a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series, par value $.01 per share, shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock, par value $.01 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 16, 2003 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series B Junior Participating Preferred

Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date set for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 50 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of

Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are not paid, thereafter and until such dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock; or

(ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $58,000.00 per share, plus any unpaid dividends and distributions payable thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The Series B Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. Notwithstanding anything contained herein to the contrary, the Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to voting rights, the payment of dividends and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Duratek, Inc. has caused this Certificate of Designation to be signed this 17th day of December 2003.

DURATEK, INC.

By:	/s/ Robert F. Shawver
Robert F. Shawver
Executive Vice President and Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 06:06 PM 05/19/2003 FILED 05:03 PM 05/19/2003 SRV 030324175 - 0949543 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DURATEK, INC.

DURATEK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock (the “Convertible Preferred Stock”) of the Corporation, declaring said amendment to be advisable and to be considered at a meeting of the stockholders of the Corporation, The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, which is made a part of the Corporation’s Certificate of Incorporation, be amended by deleting Section VI in its entirety and replacing it with the following:

VI. MANDATORY REDEMPTION

The Corporation shall redeem 100% of the Convertible Preferred Stock on September 30, 2005, at $100 per share plus accrued and unpaid dividends, payable only from funds legally available therefor, in a lump sum, unless such shares have been converted prior thereto. To the extent that such redemption shall not be permitted under the provisions of Section 160 of the Delaware General Corporation Law (or any successor provision) (“Section 160”), the Corporation shall redeem those shares which it is permitted to redeem under Section 160, and then on the earliest date or dates subsequent thereto when the Corporation shall be permitted under Section 160 to effect any such redemption, it shall effect such redemption.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting, including adjournments thereof, said amendment was approved by the unanimous vote of the holders of the Convertible Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock and Common Stock, voting together as a single class, in accordance with the General Corporation Law of the State of Delaware and the Corporation’s Certificate of Incorporation.

THIRD: The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert E. Prince, the President and Chief Executive Officer of the Corporation, on this 15th day of May, 2003.

/s/ Robert E. Prince
Robert E. Prince
President and CEO

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

GTS DURATEK NAME SUB, INC.

WITH AND INTO

GTS DURATEK, INC.

(Pursuant to Section 253 of the

Delaware General Corporation Law)

GTS Duratek, Inc., a Delaware corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY;

FIRST: The Corporation owns all of the outstanding shares of common stock (the only outstanding class of stock) of GTS Duratek Name Sub, Inc. (the “Subsidiary”), a corporation incorporated on the 17th day of January, 2001, pursuant to the Delaware General Corporation Law (the “DGCL”).

SECOND: The Corporation, by resolutions (the “Resolutions of Merger”) duly adopted by the unanimous written consent of its Board of Directors, dated January 18, 2001, determined to effect a merger of the Subsidiary into itself, pursuant to Section 253 of the DGCL, in which the Corporation shall be the surviving corporation (the “Merger”). A true and correct copy of the Resolutions of Merger is annexed hereto as Exhibit A and incorporated herein by reference. The Resolutions of Merger have not been amended, modified, rescinded or revoked and are in full force and effect on the date hereof.

THIRD: That, as provided in the Resolutions of Merger, pursuant to Section 253(b) of the DGCL, upon the Merger becoming effective, the name of the surviving corporation shall be changed from “GTS Duratek, Inc.” to “Duratek, Inc.”

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:30 AM 01/19/2001 010030199 – 0949543

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 19th day of January, 2001.

GTS DURATEK, INC.

By:	/s/ Robert F. Shawver
	Name:	Robert F. Shawver
	Office:	Executive Vice President and Chief Financial Officer

EXHIBIT A

RESOLUTIONS OF MERGER

WHEREAS, GTS Duratek, Inc., a Delaware corporation (the “Corporation”), owns all of the outstanding shares of the capital stock of GTS Duratek Name Sub, Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board of Directors of the Corporation has deemed it advisable that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”);

NOW, THEREFORE, BE IT RESOLVED, that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”);

RESOLVED, FURTHER, that the Corporation shall be the corporation surviving the Merger and shall continue its corporate existence under the DGCL, and shall possess all of the rights and assets of the constituent corporations and be subject to, and be deemed to have hereby assumed, all the liabilities and obligations of each of the constituent corporations in accordance with the provisions of the DGCL;

RESOLVED, FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof;

RESOLVED, FURTHER, that the Amended and Restated Certificate of Incorporation of the Corporation, as amended, as in effect immediately prior to the effective time of the Merger, shall continue in full force and effect as the certificate of incorporation of the surviving corporation, until amended as provided by law, except that upon the effective time of the Merger, in accordance with Section 253(b) of the DGCL. Article First of the Amended and Restated Certificate of Incorporation shall be. and hereby is, amended to change the name of the Corporation from “GTS Duratek, Inc.” to “Duratek, Inc.”. Pursuant to Section 104 of the DGCL, the filed Certificate of Ownership and Merger shall have the effect of striking the text of Article First of the Amended and Restated Certificate of Incorporation of the Corporation in its entirety and inserting in lieu thereof the following:

“First: The name of the corporation is Duratek, Inc.”

RESOLVED, FURTHER, that the By-laws of the Corporation, as in effect immediately prior to the effective time of the Merger, shall continue in full force and effect as the By-laws of the surviving corporation until amended or repealed as therein provided, except that the By-laws of the Corporation shall be, and hereby are, amended to delete the name “GTS Duratek, Inc.” wherever it may therein appear, and substitute therefor in all such places the name “Duratek, Inc.”;

RESOLVED, FURTHER, that the executive officers of the Corporation, including the Chairman, Chief Executive Officer and President, the Executive Vice President and Chief Financial Officer, each Vice President, and the Secretary be, and they hereby are, authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Corporation, a Certificate of Ownership and Merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary or appropriate to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 04/20/2000 001204355 – 0949543

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GTS DURATEK, INC.

GTS DURATEK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock (the “Convertible Preferred Stock”) of the Corporation, declaring said amendment to be advisable and to be considered at a meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designations of the 8% Cumulative Convertible Redeemable Preferred Stock, which is made a part of the Corporation’s Certificate of Incorporation, be amended by deleting Section VI in its entirety and replacing it with the following:

VI. MANDATORY REDEMPTION

The Corporation shall redeem 100% of the Convertible Preferred Stock on February 5, 2004, at $100 per share plus accrued and unpaid dividends, payable only from funds legally available therefore, in a lump sum, unless such shares have been converted prior thereto. To the extent that such redemption shall not be permitted under the provisions of Section 160 of the Delaware General Corporation Law (or any successor provision) (“Section 160”), the Corporation shall redeem those shares which it is permitted to redeem under Section 160, and then on the earliest date or dates subsequent thereto when the Corporation shall be permitted under Section 160 to effect any such redemption, it shall effect such redemption.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting, including adjournments thereof, said amendment was approved by the unanimous vote of the holders of the Convertible Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of the Convertible Preferred Stock and Common Stock, voting together as a single class, in accordance with the General Corporation Law of the State of Delaware and the Corporation’s Certificate of Incorporation.

THIRD: The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to by. signed by Robert F. Shawver, the Executive Vice President and Chief Financial Officer of the Corporation, on this 19th day of April, 2000.

/s/ Robert F. Shawver
Robert F. Shawver Executive Vice President and Chief Financial Officer

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/24/1996 960118015 – 949543

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GTS DURATEK, INC.

GTS Duratek, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the corporation (hereinafter called the “Corporation”) is GTS Duratek, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Paragraph FOURTH Article thereof in its entirety and substituting in lieu thereof the following:

“4. The total number of shares of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) consisting of Five Million (5,000,000) shares of preferred stock, par value $.01 per share (hereinafter called the “Preferred Stock”) and Thirty-Five Million (35,000,000) shares of common stock, par value $.01 per share (hereinafter called the “Common Stock”).

3. The Board of Directors and the holders of the voting stock of the Corporation, at a special meeting called for the purpose, approved and adopted the amendment of the Certificate of Incorporation herein certified in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, GTS Duratek, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Robert E. Prince, its President, and attested by Diane R. Brown, its Secretary, this 23 day of April, 1996.

ATTEST:

/s/ Diane R. Brown	/s/ Robert E. Prince
Diane R. Brown	Robert E. Prince
Secretary	President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/08/1995 950257205 – 949543

GTS DURATEK, INC.

AMENDMENT TO

CERTIFICATE OF DESIGNATIONS

8% CUMULATIVE

CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The following resolutions were duly adopted by the Board of Directors of GTS Duratek, Inc., a Delaware corporation (the “Company”), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, on November 6, 1995, by unanimous action of the Board of Directors of the Company:

WHEREAS, it is the desire of the Board of Directors to amend the Certificate of Designations for the Company’s 8% Cumulative Convertible Redeemable Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED:

A. Article III(b) shall be deleted in its entirety and replaced with the following:

Until Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Islands exempted limited partnership, Carlyle international Partners III, L.P., a Cayman Islands exempted limited partnership C/S International Partners, a Cayman Islands partnership, Carlyle-GTSD Partners, L.P. a Delaware limited partnership, Carlyte-GTSD Partners II. L.P., a Delaware limited partnership, and any Affiliate (as hereinafter defined) transferee of any of the above-named partnerships collectively cease to beneficially own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders, the holders of Convertible Preferred Stock, voting as a class, shall elect a majority of the members of the Board of Directors at any special meeting of stockholders called for such purpose, at each annual meeting of stockholders and in any written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law. The number of directors that the holders of the Convertible Preferred Stock shall elect shall be the smallest number that is a majority of the Board of Directors. On any matter on which the holders of Convertible Preferred Stock vote as a class, they shall be entitled to one vote for each share held, and on matters other than the election of directors, unless Delaware law or this Certificate of Designations requires approval by a higher percentage, the matter shall be determined by a majority of the votes cast. With respect to elections of directors, the directors shall be elected by a plurality of the votes cast.

B. The following shall be added to the end of Article III(b):

(c) Definitions. For purposes of this Article III:

(i) “Affiliate” shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(ii) “Person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

GTS DURATEK, INC.

By:	/s/ Robert E. Prince
Name:	Robert E. Prince
Title:	President and CEO

STATE OF Maryland	§
§
COUNTY OF	§

I, [ILLEGIBLE] a notary public in and for the State of Md., County of Prince George’s, do hereby certify that Robert E. Prince, who holds the office of President & CEO of GTS Duratek, Inc., a Delaware corporation, who signed the writing above bearing date on the 8 day of November, 1995 for and on behalf of said corporation, has this day in my said county, before me, acknowledged the said writing to be the act and deed of said corporation.

Given under my hand and seal this 8 day of November, 1995.

My commission expires the 1 day of April, 1995.

Notary Public

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/23/1995 950015807 – 949543

GTS DURATEK, INC.

CERTIFICATE OF DESIGNATIONS

8% CUMULATIVE

CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

The following resolutions were duly adopted by the Board of Directors of GTS Duratek, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on January 17, 1995, by unanimous action of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

WHEREAS, it is the desire of the Board, of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

I.	DESIGNATION

There shall be a Series of Preferred Stock to be known as “8% Cumulative Convertible Redeemable Preferred Stock, Par Value $.01 Per Share” (hereinafter referred to as “Convertible Preferred Stock”) consisting of 160,000 shares of Preferred Stock.

II.	DIVIDENDS

(a) Commencing on April 20, 1995, dividends shall be paid in cash on the shares of Convertible Preferred Stock at the rate of 8% per annum ($8.00 per share per annum subject to adjustment for stock splits or combinations), when, as and if declared by the Board of Directors of the Corporation out of assets legally available for the payment of dividends. Dividends shall be payable in equal quarterly installments on the 20th day of each of April, July, October and January in each year or, if such day is not a Business Day (as defined below), on the next Business Day (each a “Dividend Payment Date”), commencing on April 20, 1995, to holders of record as of the last day of the preceding month (“Record Date”); provided, however, that for the quarterly period in which any shares of Convertible Preferred Stock are issued, the quarterly dividend thereon shall be prorated from the date of issuance. No such dividends shall be deemed to have accrued until the Dividend Payment Date therefor. For purposes of this Certificate. “Business Day” means any day other than a Saturday, Sunday or any business day on which banking institutions in New York, New York are not required to be open.

(b) Each such dividend shall be paid at the close of business on the Dividend Payment Date to the holders of record of the Convertible Preferred Stock as they appear on the stock record books of the Corporation on the Record Date.

(c) No dividend shall be paid, declared or set apart for payment on any date (“Junior Dividend Payment Date”) on or in respect of the Corporation’s common stock, par value $01 per share (the “Common Stock”) or any class or series of Preferred Stock of the Corporation ranking junior to the Convertible Preferred Stock as to dividends unless the Corporation has paid all dividends on or in respect of all outstanding shares of Convertible Preferred Stock which have accumulated and are unpaid up to the Dividend Payment Date which coincides with or next precedes such Junior Dividend Payment Date. No repurchase or redemption of shares of any class of stock of the Corporation which is pari passu with or junior to the shares of Convertible Preferred Stock with regard to the right to receive dividends shall be made at a time when there remain declared and unpaid dividends on any outstanding shares of Convertible Preferred Stock.

III.	VOTING RIGHTS

(a) In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

So long as the Convertible Preferred Stock is outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on ail matters voted on by holders of Common Stock, voting together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) (the Common Stock, the Convertible Preferred Stock and such other classes and series of stock are collectively hereinafter referred to as the “Voting Stock”) at all meetings of the stockholders of the Corporation and on all matters submitted to a vote of the stockholders of the Corporation. In any such vote with respect to which the Convertible Preferred Stock shall vote with the holders of Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock), each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which Such share of Convertible Preferred

Stock is convertible on the record date for such vote. Such voting right of the holders of the Convertible Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

(b) Until Carlyle Partners II, LP., a Delaware limited partnership, Carlyle International Partners II, LP, a Cayman Islands exempted limited partnership, Carlyle International Partners III, LP., a Cayman Islands exempted limited partnership, C/S International Partners, a Cayman Islands partnership, Carlyle-GTSD Partners, LP., a Delaware limited partnership and Carlyle-GTSD Partners II, LP., a Delaware limited partnership, collectively cease to beneficially own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders, the holders of Convertible Preferred Stock, voting as a class, shall elect a majority of the members of the Board of Directors at any special meeting of stockholders called for such purpose, at each annual meeting of stockholders and in any written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law. The number of directors that the holders of the Convertible Preferred Stock shall elect shall be the smallest number that is a majority of the Board of Directors. On any matter on which the holders of Convertible Preferred Stock vote as a class, they shall be entitled to one vote for each share held, and on matters other than the election of directors, unless Delaware law or this Certificate of Designations requires approval by a higher percentage, the matter shall be determined by a majority of the votes cast. With respect to elections of directors, the directors shall be elected by a plurality of the votes cast.

IV.	CONVERSION RIGHTS

(a) Conversion Procedure.

(i) Subject to the provisions of this Paragraph IV(a), any or all of the outstanding shares of the Convertible Preferred Stock may be, at any time, and from time to time, at the option of the holder thereof, converted into shares of the Common Stock at the rate specified in Paragraph IV(b).

(ii) The conversion of Convertible Preferred Stock and issuance of the Common Stock issued upon such conversion will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred Stock have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holders of such Convertible Preferred Stock as such will cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii) As soon as possible, but in any event within three business days, after the conversion has been effected, the Corporation will deliver to the converting holder or holders a certificate or certificates representing the number of shares of Common Stock issued upon such conversion in such name or names and such denomination as the converting holder or holders have specified.

(iv) The issuance of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock will be made without charge to the holders of such Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation (except for transfer tax in the event the Common Stock is to be registered in another person’s name) in connection with such conversion and the related issuance of shares of Common Stock Upon conversion of the Convertible Preferred Stock, the Common Stock issuable upon such conversion shall be duly authorized, validly issued, fully paid and nonassessable.

(v) The Corporation will not close its books against the transfer of Convertible Preferred Stock or of Common Stock issued or issuable upon conversion thereof in any manner which interferes with the timely conversion of Convertible Preferred Stock.

(vi) The Corporation shall not be obligated to issue certificates representing the shares of Common Stock issuable upon conversion pursuant to this Paragraph IV(a) unless certificates representing the shares of Convertible Preferred Stock being converted are delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from, or otherwise satisfies the Corporation with respect to, any loss incurred by the Corporation in connection therewith.

(b) Conversion Rate.

(i) The number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible will be determined from time to time by dividing $100 (subject to adjustments as set forth in Paragraph IV(d)) by the conversion price (“Conversion Price”) then in effect. The initial Conversion Price will be $3.00 and the initial number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible will be 33 1/3. To prevent dilution of the conversion rights granted with respect to the Convertible Preferred Stock, the Conversion Price will be subject to adjustment from time to time pursuant to the subparagraphs of this Paragraph IV(b). The Corporation shall be deemed to have issued or sold Common Stock for purposes of this Paragraph IV(b) in accordance with the provisions of Paragraph IV(c) below.

(ii) If at any time, so long as shares of Convertible Preferred Stock are outstanding, the Corporation issues or sells or is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, the Conversion Price will be recalculated by dividing (I) the sum of (A) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (II) the number of shares of Common Stock outstanding immediately after such issue or sale.

(iii) Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price will be made pursuant to Paragraph IV(b)(ii): (I) upon the grant or exercise of any Options (as hereinafter defined) which may hereafter be granted or exercised under any existing employee benefit plan, agreement or arrangement approved by the Corporation’s Board of Directors for or with its employees, officers, consultants or directors under the 1984 Stock Option Plan of the Corporation, as amended; (II) upon the issuance or sale of Common Stock or Convertible Securities (as defined herein) upon the exercise of any rights or warrants to subscribe for or purchase Common Stock or Convertible Securities, (HI) upon the issuance or sale of Common Stock upon conversion of any Convertible Securities heretofore issued, whether or not any adjustment in the Conversion Price was made or required to be made upon the issuance or sale of such Convertible Securities; (IV) upon the issuance or sale of shares of Common Stock, Convertible Securities or Options pursuant to any contractual commitments of the Corporation existing on or prior to the date of original issuance of the Convertible Preferred Stock, or (V) upon the issuance of shares of Common Stock (including shares of Common Stock into which Convertible Securities are convertible and which are issuable upon exercise of Options) in one or more transactions, to one or more persons or entities that sell a business, assets or stock to the Corporation or any of its subsidiaries (an “Acquisition Transaction”) in exchange, in part or in full, for the capital stock of the Corporation.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the Conversion Price under Paragraph IV(b), the following will be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the purchase price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the rime of the granting of such Options and such issuance shall have been approved by a Disinterested Majority or shall be covered by a Fairness Opinion, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Corporation for such purchase price per share. For purposes of this Paragraph, the “purchase price per share for which Common Stock is issuable” will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities. the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the purchase price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale and such issuance shall have been approved by a Disinterested Majority or shall be covered by a Fairness Opinion, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such purchase price per share. For the purposes of this subparagraph, the “purchase price per share for which Common Stock is issuable” will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Paragraph IV, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than pursuant to provisions which are intended to give the holders of such Options or Convertible Securities substantially the same protection as that provided by Paragraph IV(b) above and this Paragraph (c)), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities which resulted in an adjustment to the Conversion Price, without the exercise of any such Option or right which was not outstanding on the first issuance of any shares of Convertible Preferred Stock, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the total amount paid by the purchasers thereof to the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In computing the Market Price of a note or other obligation which is not listed on a securities exchange or quoted in the NASDAQ System or reported by the National Quotation Bureau, Incorporated, the total consideration received by the corporation (including interest) will be discounted based upon the maturity of such note or other obligation at the prime rate of interest in effect at the time the note or obligation is deemed to have been issued. The term “prime rate” as used herein means the floating and fluctuating rate quoted on the first business day of each month in the Wall Street Journal. If any Common Stock, Option or Convertible Security is issued in connection with any Acquisition Transaction, the amount of consideration received by the Corporation therefor will be deemed to be the fair market value of such portion of the net assets and business of the seller as is acquired for such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration received by the Corporation other than cash and securities in any Acquisition Transaction will be determined by a committee comprised of noninterested members of the Corporation’s board of directors. The fair market value of any consideration other than cash and securities in connection with any stock issuance in any transaction other than an Acquisition Transaction shall be determined by the Corporation’s board of directors.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary of the Corporation, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in

Common Stock, Options or in Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation’s assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make provisions to insure that each of the holders of Convertible Preferred Stock will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred Stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Convertible Preferred Stock immediately prior to such Organic Change. In any such case, the Corporation will make provisions to insure that the provisions of this Certificate of Designations will thereafter be applicable to the Convertible Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes, by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, that number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

(g) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder of such shares, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Convertible Preferred Stock (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share of Convertible Preferred Stock (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price per share of Common Stock as quoted on the composite tape of the NASDAQ National Market System or such other principal national securities exchange upon which the Common Stock is listed, or, in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Exchange member firm selected from time to time by the Company for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Company in good faith, all of the above to be determined as of the close of business on the day of conversion.

(h) Certain Events. If any event occurs of the type contemplated by the provisions of Paragraph IV but not expressly provided for by such provisions, upon the approval by a Disinterested Majority or upon receipt of a Fairness Opinion, then the Corporation’s board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock, including without limitation the Convertible Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to Paragraph IV or decrease the number of shares of Common Stock issuable upon conversion of each share of Convertible Preferred Stock.

(i) Definitions. For purposes of this Article IV:

(i) “Disinterested Majority” shall mean a majority of the Board of Directors, whether or not a quorum, excluding those directors who have a direct or indirect interest in the transaction and those directors who shall have been elected or designated by the holders of the Convertible Preferred Stock;

(ii) “Fairness Opinion” shall mean an opinion by a nationally recognized investment banking or financial advisory firm, selected with the approval of the Disinterested Majority, to the effect that the transaction in question, including any antidilution adjustment to be effected as a result thereof, is at least as favorable to the Corporation and the holders of Common Stock as could be obtained from other third party sources.

V.	LIQUIDATION OR DISSOLUTION

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of the Convertible Preferred Stock shall be entitled to receive, for each such share held, a cash payment equal to the Liquidation Value of such share, and no more, before any distribution of assets shall be made to any bolder of Common Stock or any other class or series of stock of the Corporation ranking junior to the Convertible Preferred Stock as to rights on liquidation, dissolution or winding up, but if the distributable assets are insufficient to make such payment in full to the holders of Convertible Preferred Stock and any class or series of stock of the Corporation ranking pari passu to the Convertible Preferred Stock as to rights on liquidation, dissolution or winding up, such assets shall be distributed among the holders of the outstanding shares of Convertible Preferred Stock and such other classes and series, ratably per share in proportion to the full per share amount to which they are respectively entitled. “Liquidation Value” per share means an amount equal to (1) $100 plus (2) the sum of all declared but unpaid dividends.

VI.	MANDATORY REDEMPTION

The Corporation shall redeem 100% of the Convertible Preferred Stock on January 24, 2002, at $100 per share plus accrued and unpaid dividends, payable only from funds legally available therefore, in a lump sum, unless such shares have been converted prior thereto. To the extent that such redemption shall not be permitted under the provisions of Section 160 of the Delaware General Corporation Law (or any successor provision) (“Section 160”), the Corporation shall redeem those shares which it is permitted to redeem under Section 160, and then on the earliest date or dates subsequent thereto when the Corporation shall be permitted under Section 160 to effect any such redemption, it shall effect such redemption.

VII.	PREEMPTIVE RIGHTS

The Convertible Preferred Stock is not entitled to preemptive rights in respect of any securities of the Corporation.

VIII.	LIMITATIONS

(a) So long as any shares of the Convertible Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least a majority of all of the outstanding shares of Convertible Preferred Stock (given in person or by proxy, either by written consent pursuant to Section 228 of the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Convertible Preferred Stock voting as a class and with each share of Convertible Preferred Stock having one vote) shall be necessary for (i) the authorization or issuance of any additional shares of Convertible Preferred Stock and (ii) the creation of any class or series of stock of the

Corporation ranking senior to the Convertible Preferred Stock as to the right to receive dividends, redemption payments and/or liquidation payments.

(b) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Convertible Preferred Stock (i) in connection with any increase in the total number of authorized shares of Common Stock or Preferred Stock, or (ii) in connection with the authorization or increase of any class or series of capital stock ranking junior to or pari passu with the Convertible Preferred Stock with regard to the right to receive dividends, redemption payments and/or liquidation payments.

IX.	RANKING OF CONVERTIBLE PREFERRED STOCK

With regard to rights to receive redemption payments and/or liquidation payments, the Convertible Preferred Stock shall rank senior to the Common Stock and any other equity securities or other securities into which any convertible indebtedness is convertible which are issued by the Corporation after the date of this Certificate of Designations. With regard to rights to receive dividends, the Convertible Preferred Stock shall rank senior to the Common Stock and any other equity securities or other securities into which any convertible indebtedness is convertible which are issued by the Corporation after the date of this Certificate of Designations.

X.	FINANCIAL STATEMENTS

The holders of shares of Convertible Preferred Stock will be entitled to receive, at the same time and in the same manner, all financial statements, reports and other materials distributed to the holders of Common Stock.

XI.	MODIFICATION AND WAIVER

The terms of this Certificate of Designations may be amended and the rights hereunder may be waived with the consent of holders of a majority of the shares of the Convertible Preferred Stock then outstanding, provided that no such modification or waiver shall change the dividend rights, the terms for conversion or exchange or the mandatory redemption of the Convertible Preferred Stock.

The Convertible Preferred Stock shall also be subject to the miscellaneous provisions regarding the Corporation’s Preferred Stock set forth in the Certificate of Incorporation, as amended.

IN WITNESS WHEREOF, GTS Duratek, Inc. has caused this Certificate of Designations to be made under the seal of the Corporation, signed by its President and Assistant Secretary, respectively this 23rd day of January, 1995.

By:	/s/ Robert E. Prince
Name:	Robert E. Prince
Title:	President and Chief Executive Officer

By:	/s/ Diane R. Brown
Name:	Diane R. Brown
Title:	Assistant Secretary

[SEAL]

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/11/1995 950007676 - 949543

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GTS DURATEK, INC.

GTS DURATEK, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is GTS Duratek, Inc. (hereinafter called the “Corporation”). The previous name of the corporation was Duratek Corporation which was changed to its current name with the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 4, 1992. The Corporation was originally incorporated under the name NPS Waste Technologies, Inc. and its original Certificate of Incorporation was filed with the Secretary of State on December 8, 1982.

2. This Amended and Restated Certificate of Incorporation has been duly proposed by resolution of the Board of Directors of the Corporation and has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

FIRST: The name of the Corporation is

GTS Duratek, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) consisting of five million (5,000,000) shares of preferred stock, par value $.01 per share (hereinafter called the “Preferred Stock”), and twenty million (20,000,000) shares of common stock, par value $.01 per share (hereinafter called the “Common Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any or all of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title;

(b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the creation of the series) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

(c) Whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series and the dates at which dividends, if any, shall be payable;

(d) The redemption rights and price or prices, if any, for shares of the series;

(e) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(f) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of shares, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates of exchange, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion or exchange may be made;

(h) Restrictions on the issuance of shares of the same series or of any other class or series and the right, if any, to subscribe for or purchase any securities of the Corporation or any other corporation;

(i) The voting rights, if any, of the holders of such series, and

(j) Any other relative, participating, optional or other special power, preferences, rights, qualifications, limitations or restrictions thereof;

all as determined from time to time by the Board of Directors and stated in the resolutions providing for the issuance of such preferred stock (a “Preferred Stock Designation”).

The holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. Except as may be provided in this Amended and Restated Certificate of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share of on the part of any other person, whether or not the Corporation shall have notice thereof, except expressly provided by applicable laws.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders.

(a) Subject to any limitation contained in the bylaws, the Board of Directors may make bylaws, and from time to time may alter, amend, change, add to or repeal any bylaws of the Corporation without the assent or vote of the stockholders of the Corporation.

(b) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Section (b) of Article FIFTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

(c) No director of the corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, notwithstanding the foregoing provision, in the event that the General Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law. Any repeal or modification of this Section (c) of Article FIFTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(d) The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SIXTH: No holder of stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of the any unissued stock of the Corporation or any additional stock to be issued by reason of any increase of the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock or such additional authorized issue of new stock, but rather such stock, bonds, certificates of indebtedness, debentures and other securities may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion.

SEVENTH:

(a) Subject to. the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the bylaws, but in no case shall the number be less than 3 nor more than 15.

(b) Advance notice of stockholder nominations for the election of directors and advance notice of business to be brought by stockholders before an annual meeting shall be given in the manner provided in the bylaws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amend and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the directors and by written consent of the stockholders in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

IN WITNESS WHEREOF, said GTS DURATEK, INC. has caused this certificate to be signed by its President as of the 3rd day of January, 1995, and attested to by its Assistant Secretary.

GTS DURATEK, INC.

By:	/s/ Robert E. Prince
Robert E. Prince, President

Attested:	/s/ Diane R. Brown
Assistant Secretary